Exhibit 10(y)

EXECUTION COPY

February 25, 2005

Lewis Hay, III

Chairman, President and Chief Executive Officer

FPL Group, Inc.

700 Universe Boulevard

Juno Beach, FL 33408

Re: Employment by FPL Group, Inc.

Dear Lew:

Regarding your employment by FPL Group, Inc. (the "Corporation"), we have agreed as follows:

1.  The terms of your employment will be governed by the terms of this Letter Agreement. The initial term of your employment hereunder shall be three years beginning January 1, 2005, subject to earlier termination pursuant to Section 4.

2.  Commencing January 1, 2006, and each January 1 thereafter, unless notice of non-extension is given by either party no later than 90 days prior to any such scheduled extension date, the term of your employment hereunder shall be extended for an additional year, still subject to earlier termination pursuant to Section 4.

3.  During the term of your employment hereunder and subject to Section 4 below, you shall serve as the Corporation's Chief Executive Officer and President and as a Director and Chairman of the Corporation's Board of Directors (the "Board"). You shall devote your full business time and attention to the business and affairs of the Corporation and its Affiliates, except during (a) four weeks of vacation per year, and (b) periods of incapacity due to accident or illness. Nothing in this Letter Agreement shall preclude you from devoting reasonable periods required for serving as a director or a member of an advisory committee of any organization involving no conflict of interest with the Corporation, from engaging in charitable and community activities, and from managing your personal investments; provided, however, that such activities do not materially interfere with the performance of your duties and responsibilities under this Letter Agreement and that you limit your participation on public-company boards to no more than two. As used in this Letter Agreement, the term "Affiliates" means any entity controlled by the Corporation, whether by means of ownership or otherwise.

4.  Your employment hereunder may be terminated upon written notice (except that notice shall not be required in the event of a termination due to death or Disability) prior to the end of the scheduled term as follows: by the Corporation with or without Cause (as defined below); upon your death; upon your Disability (as defined below); upon your Retirement (as defined below); or upon your resignation with or without for Good Reason (as defined below).

a.  Termination for Cause: For purposes of this Letter Agreement, "Cause" shall mean a material and willful failure by you to meet your obligations described in Section 3, which is not remedied in a reasonable period of time after receipt of written notice from the Corporation specifying such failure. Cause shall also mean your conviction of, or plea of guilty or nolo contendere to, a felony involving (i) an act of dishonesty against the Corporation, (ii) an act of moral turpitude, or (iii) an act that causes, or could reasonably be expected to cause, material harm to the Corporation's financial status or reputation. The Corporation's termination of you for Cause shall be effected in accordance with the following procedures: The Corporation will give you written notice of its intention to terminate you for Cause, setting forth in reasonable detail the specific conduct that it considers to constitute Cause and the specific provision(s) under this Letter Agreement on which it relies. The Board will convene a special meeting held specifically for the purpose of considering your termination for Cause. This special meeting will take place not less than 30 and not more than 60 days after you have received written notice of the Corporation's intention. You will be given an opportunity, together with counsel, to be heard at this meeting. If the Board thereafter duly adopts a resolution stating that, in the good faith opinion of the Board, your conduct constitutes Cause under this Letter Agreement, your termination for Cause will be effective as of the date of such resolution, subject to your rights under Section 17.

In the event of termination of your employment by the Corporation for Cause, you shall be entitled to the following benefits ("Accrued Obligations"):

(i)  any earned but unpaid base salary through your date of termination;

(ii)  all benefits in accordance with the terms of all pension, 401(k), deferred compensation, SERP and Supplemental SERP plans and all other benefit plans (e.g., life insurance, disability insurance, etc.) in accordance with their terms and conditions;

(iii)  all accrued vacation pay;

(iv)  reimbursement of reasonable business expenses incurred prior to the date of termination; and

(v)  any other or additional compensation or benefits to which you are entitled under and in accordance with the terms of applicable plans or employee benefit programs of the Corporation, including, without limitation, the Corporation's Long Term Incentive Plan (the "LTIP") and any award agreements thereunder.

b.  Death Disability or Retirement. For purposes of this Letter Agreement, "Disability" shall mean that you have been determined to be eligible for long-term disability benefits under the Long-Term Disability Plan sponsored by the Corporation applicable to you and you shall be deemed to have incurred a Disability as of the date such determination is made. Your employment shall be automatically terminated as of the date of your death or, if applicable, as of the date of your being determined to have incurred a Disability. Your employment may also be voluntarily terminated by your Retirement, which shall mean your voluntary termination of employment on or after normal retirement age (as defined under the provisions of FPL Group Employee Pension Plan (the "Pension Plan")) or, with the consent of the Corporation's Board, prior to normal retirement age. In any such case, you, or your estate or legal representative, as applicable, shall be entitled to the following benefits:

(i)  the Accrued Obligations listed in paragraph a. of this Section 4, as well as any earned but unpaid annual incentive bonus under the Corporation's Annual Incentive Plan or any similar plan or arrangement for the prior fiscal year;

(ii)  pro rata portion of your current annual incentive bonus at the average annual achievement level for the prior two years; and

(iii)  in the event the Corporation consents to your voluntary termination of employment prior to normal retirement age, a pro rata portion of each outstanding and unvested LTIP award, but only if and to the extent that you would have been so entitled under such award had the Corporation requested your early retirement.

c.  Termination by Corporation Without Cause or by you for Good Reason.

For purposes of this Letter Agreement "Good Reason" shall mean any of the following:

(i)  a reduction in the amount of your then current base salary, target annual incentive bonus, target LTIP compensation, or aggregate employee benefits, other than any such reduction that the Board, in good faith, believes to be in the best interests of the Corporation and that is uniformly applicable to all other senior executives of the Corporation;

(ii)  the removal of, or failure to elect or reelect you as President or Chief Executive Officer or Chairman of the Board of the Corporation; provided, however, (1) the failure to elect you as Chairman of the Board shall not, by itself, constitute Good Reason if such failure results from any law, regulation or listing requirement to the effect that the positions of Chairman of the Board and Chief Executive Officer shall not be held by the same individual or that the Chairman of the Corporation shall be independent; or if the Board elects a non-executive Chairman whose duties as Chairman consist primarily of establishing the Board agenda and presiding over Board meetings and shareholder meetings;

(iii)  the assignment to you of duties or responsibilities which are materially inconsistent with your position, excluding for this purpose an isolated, insubstantial, and inadvertent failure not occurring in bad faith which is remedied by the Corporation reasonably promptly after receipt of written notice thereof from you;

(iv)   the Corporation's amendment or termination of this Letter Agreement without your prior written consent; or

(v)  any material violation by the Corporation of the provisions of this Letter Agreement other than a violation that is remedied by the Corporation reasonably promptly after receipt of written notice thereof given by you.

If the Corporation should terminate your employment without Cause, or in the event you terminate employment for Good Reason, you shall be entitled to the following benefits ("Termination Benefits"):

(i)  the Accrued Obligations listed in paragraph a. of this Section 4, as well as any earned but unpaid annual incentive bonus under the Corporation's Annual Incentive Plan or any similar plan or arrangement for the prior fiscal year;

(ii)pro rata portion of your current annual incentive bonus at the higher of (A) the average annual incentive bonus you received for the prior two years or, (B) target annual bonus for the year in which your termination occurs;

(iii)two times your then current base salary;

(iv)  two times the higher of (A) the average annual incentive bonus you received for the prior two years, or (B) your target annual incentive bonus;

(v)  pro rata portion of each outstanding and unvested Performance Share Grant in progress under the LTIP. With respect to the fiscal year in which termination of employment occurs, the performance achievement for such year under each Performance Share Grant shall be calculated based on the assumption that the target performance for that year is achieved;

(vi)  notwithstanding the terms and conditions of any applicable Restricted Stock or Stock Option agreements, continued vesting in all unvested Restricted Stock and Stock Options outstanding under the LTIP in accordance with the relevant anniversary dates and for a period of two years following the date of termination;

(vii)  continued participation in the medical, dental, hospitalization, short-term and long-term disability and group life insurance coverage plans of the Corporation ("Welfare Plans") in which you were participating on the date of termination of your employment until the earlier of:

(A)  the end of the two-year period following your termination of employment; and

(B)  the date, or dates you receive comparable coverage and benefits under the plans and programs of a subsequent employer; provided, however, that if under the terms of any such Welfare Plan you cannot continue to participate in such Welfare Plan, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted; and provided, further, however, that at the end of your period of continued participation (determined under (A) or (B) above, as applicable), the Corporation will provide you with continued medical coverage at your own expense pursuant to COBRA; and

(viii)  the cash value of two additional years of service credit under all applicable pension, 401(k), SERP and Supplemental SERP plans.

d.  Termination without Good Reason. In the event of a termination of employment by you without Good Reason, you shall be entitled to the Accrued Obligations listed in paragraph a. of this Section 4, as well as any earned but unpaid annual incentive bonus under the Corporation's Annual Incentive Plan or any similar plan or arrangement for the prior fiscal year.

e.  Payment Terms. For terminations for Cause, death or Disability or without Good Reason, all entitlements under this Letter Agreement shall be paid to you by the Corporation in a lump sum within 30 days after the date of termination of employment. In the event of a termination by the

Corporation without Cause or by you for Good Reason, (i) the Accrued Obligations shall be paid to you by the Corporation in a lump sum within 30 days after the date of termination of employment and (ii) all other entitlements included in the Termination Benefits shall be paid to you by the Corporation either in a lump sum within 30 days after the date of termination of employment or, if the Board in its sole discretion so determines, and to the extent permitted by law, in 24 equal monthly installments, with the first such installment being paid within 30 days after the date of termination of employment.

f.  Section 409A. Notwithstanding anything herein to the contrary, in light of the uncertainty currently surrounding new Section 409A ("Section 409A") of the Internal Revenue Code, you and the Corporation agree that, if it is determined that this Letter Agreement or any provision thereof would constitute a "deferred compensation plan" subject to Section 409A, then the parties will, in a mutually agreeable manner, amend the Letter Agreement or the relevant provision thereof so as to avoid your being subject to the 20 percent additional tax imposed by such Code section.

5.  During your employment with the Corporation and for a period of two years after the date your employment is terminated for whatever reason, you will not directly or indirectly hire, employ, or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who is serving as an employee, representative, officer or director of the

Corporation or any of its Affiliates (or who served in such capacity at any time during the six-month period preceding such hiring, employment, or solicitation) without the prior written consent of the Corporation or such Affiliate, as applicable.

6.  You shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its Affiliates and their respective businesses, which is obtained by you during your employment by the Corporation or any of its Affiliates and which is not public knowledge. While you are employed by the Corporation and thereafter, you shall not, without prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it.

7.  You acknowledge that a breach of the restrictions contained in Sections 5 or 6 will cause irreparable damage to the Corporation and its Affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, you and the Corporation agree that if you breach any of the restrictions contained in Sections 5 or 6, then the Corporation and its Affiliates shall be entitled to injunctive relief, without posting bond or other security, in addition to any other remedy or relief to which they may be entitled. You further agree that if you breach any of the restrictions contained in Sections 5 or 6, then in addition to being subject to injunctive relief and any other remedy or relief to which the Corporation and its Affiliates may be entitled, you shall forfeit your right to all entitlements under this Letter Agreement that have not yet been paid or provided to you, including your right to any unpaid Termination Benefits; provided, however, that such forfeiture shall not apply to any entitlements included in the Accrued Obligations or where not permitted by applicable law.

8.  In the event your employment is terminated for any reason, you shall not be required to mitigate any payment or benefits provided to you by the Corporation by seeking other employment.

9.  Your Executive Retention Employment Agreement dated June 17, 2002 remains in full force and effect and is not modified or amended in any manner whatsoever as a result of your entering into this Letter Agreement. In the event of an "Effective Date" under and as defined in the Executive Retention Employment Agreement, you shall be entitled to the compensation and benefits provided under the Executive Retention Employment Agreement if your employment terminates under the circumstances provided under the Executive Retention Employment Agreement; provided, however, that such compensation and benefits shall be in lieu of any entitlements payable or provided to you under this Letter Agreement.

10.  Notwithstanding anything herein to the contrary, and except in the case of death, it shall be a condition to your receiving any payments or benefits referred to in Section 4 (other than the Accrued Obligations) that you shall have (a) executed and delivered to the Corporation a release of claims against the Corporation, such release to be in the Corporation's then standard form of release and (b) executed and delivered to the Corporation resignations of all officer and director positions you hold with the Corporation or its Affiliates.

11.  You acknowledge that you have received the advice of counsel with respect to the matters contemplated in this Letter Agreement and the Corporation has agreed to pay directly your reasonable legal fees and expenses.

12.  This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without reference to rules relating to conflicts of law.

13.  Your employment pursuant to this Letter Agreement is not a guarantee of employment. As stated in this Letter Agreement, the Corporation may terminate your employment on written notice; provided, however, that in certain instances as specified in Section 4, such termination may require the Corporation to provide compensation or other benefits to you.

14.  This Letter Agreement between you and the Corporation sets forth the entire agreement with respect to the subject matters hereof and supersedes all prior understandings and agreements (except the Executive Retention Employment Agreement dated June 17, 2002) as to employment of you by the Corporation.

15.  This Letter Agreement cannot be amended, changed or modified without the written consent of you and the Corporation.

16.  If any one or more of the provisions contained in this Letter Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

17.  Any controversy or claim arising out of or relating to this Letter Agreement, or any breach thereof, shall be settled by arbitration conducted in accordance with the Florida Arbitration Code (Fla. Stat. Sec. 682.01 et seq.) and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. There will be one arbitrator, who shall be mutually selected by you and the Corporation and if agreement cannot be reached, then the arbitrator shall be selected from the CPR National Panel of Distinguished Neutrals by a senior executive official of the CPR Institute for Dispute Resolution. The arbitration shall be held in West Palm Beach, Florida, or such other place as may be agreed upon at the time by the parties to the arbitration. The cost of arbitration shall be borne among the parties to the arbitration as determined by the arbitrator. It is the intention of the parties that to the extent your position is upheld, your expenses (including cost of witnesses, evidence, and attorneys), as determined by the arbitrator, shall be reimbursed by the Corporation.

18.  This Letter Agreement shall be binding upon any and all successors to the Corporation.

Sincerely,

FPL Group, Inc.
Board of Directors

S/ J. HYATT BROWN

By:	J. Hyatt Brown Chairperson of the Compensation Committee

Agreed to and accepted:

S/ LEWIS HAY, III	Date:	February 25, 2005

Lewis Hay, III